Exhibit 10.8

MEREO BIOPHARMA GROUP LIMITED

15 STRATTON STREET

LONDON

W1J 8LQ

PRIVATE AND CONFIDENTIAL

Dr Peter Fellner

[XXXXXXX]

[XXXXXXX]

[XXXXXXX]

29 July 2015

Dear Peter,

Letter of appointment

Following the recommendation of the nomination committee, the board of directors (Board) of Mereo BioPharma Group Limited (Company) is pleased to hear that you have accepted our offer to join the Board as independent non-executive chairman. Your appointment will formally commence on the date of closing of the financing the Company.

This letter sets out the main terms of your appointment. By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

1.	FEES AND EXPENSES

1.1

You shall be paid an annual fee of £75,000 gross, which shall be paid in equal instalments monthly in arrears through the payroll after deduction of any taxes and other amounts that are required by law. This fee covers all duties, including service on any Board committee and any Boards of the Company’s subsidiaries.

1.2

The Company will reserve sufficient ordinary shares following issuance of the Company’s ordinary shares (the Option Pool)) of which you shall be initially entitled to 580,597 shares pursuant to the terms of the Company’s equity incentive plan.

1.3	The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office including travel and sundry expenses.

1.4

On termination of your appointment, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date. In the interim period to closing the financing Phase4 Partners will reimburse you for all reasonable travel and sundry expenses that you incur from 2 February 2015 in association with meetings with the Company’s management and advisors and in generally assisting the Company.

2.	ROLE AND DUTIES

2.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

2.2

As a non-executive chairman you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

2.3

You shall exercise your powers in your role as a non-executive chairman having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006 and, where applicable, the UK Corporate Governance Code and associated guidance or the AIM Rules for Companies, the UK Listing Authority’s Listing, Prospectus, and Disclosure and Transparency Rules.

2.4

You shall have particular regard to the general duties of directors in Part 10 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

(a)	the likely consequences of any decision in the long term;

(b)	the interests of the Company’s employees;

(c)	the need to foster the Company’s business relationships with suppliers, customers and others;

(d)	the impact of the Company’s operations on the community and the environment;

(e)	the desirability of the Company maintaining a reputation for high standards of business conduct; and

(f)	the need to act fairly as between the members of the Company.

2.5

If and when applicable, you shall have particular regard to the Financial Reporting Council’s UK Corporate Governance Code and associated Guidance on Board Effectiveness in respect of the role of the Board and the role of the non-executive director.

2.6	In your role as chairman you should:

(a)	chair the Board and general meetings of the Company and relevant committees of the Board and relevant Board and general meetings of any subsidiaries of the Company;

(b)

in consultation with the Chief Executive, set the Board’s agenda (primarily focused on strategy, performance, value creation and accountability) and required supporting materials and ensure that adequate time is available for discussion of all agenda items, in particular strategic issues;

(c)	set clear expectations on the style and tone of Board discussions in line with the culture and behaviours set within the Company;

(d)	ensure that the Board determines the nature and extent of the significant risks that the Company is willing to embrace in implementing its strategy;

(e)	ensure that the Board has effective decision-making processes and applies sufficient challenge to major proposals;

(f)	ensure that Board committees are properly structured with appropriate terms of reference;

(g)	encourage all Board members to engage in Board and committee meetings by drawing on their skills, experience, knowledge and, where appropriate, independence;

(h)	develop productive working relationships with all executive directors and the Chief Executive;

(i)	provide guidance to the Chief Executive and where appropriate the Executive team for the successful development of the Company’s product portfolio;

(j)	provide guidance to the Chief Executive and where appropriate the Executive team on the corporate development strategy including in and out licensing and sale and acquisition of products

(k)	Working with the Chief Executive and Executive team and board to ensure the Company has the requisite resources (human and financial) for implementation of the agreed corporate strategy

(l)	demonstrate ethical leadership and promote the highest standards of integrity, probity and corporate governance throughout the Company but especially at Board level;

(m)	working with the Chief Executive ensure that the Board receives accurate, timely and clear information;

(n)	ensure effective communication with shareholders and other stakeholders and that directors are made aware of the views of those who provide the Company’s capital;

(o)

promote a culture of mutual respect, openness and debate by facilitating the effective contribution of non-executive directors in particular and ensuring constructive relations between executive and non-executive directors;

(p)	ensure that the performance of the Board, its committees and individual directors is evaluated at least once a year and act on the results of such evaluation;

(q)

working with the Chief Executive and Executive team monitor the Company’s business plans and budgets ensuring appropriate risk assessment and senior management oversight and compliance with legal obligations and corporate policies; and

(r)

act as a liaison from time to time with the relevant senior executives from Novartis Pharma AG and be available for meetings between the Company any other major pharmaceutical and biotechnology companies with which the Company shall seek to develop business relationships.

2.7	In your role as a non-executive director, you shall also be required to:

(a)

constructively challenge and help develop proposals on strategy including the Company’s corporate development activity to secure additional products, the clinical development plans for the current product portfolio and the financing and IPO strategy;

(b)	monitor the performance of senior management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)

be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(e)	uphold high standards of integrity and probity and support the executive directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(f)	insist on receiving high-quality information sufficiently in advance of Board meetings;

(g)	take into account the views of shareholders and other stakeholders where appropriate;

(h)	make sufficient time available to discharge your responsibilities effectively;

(i)	exercise relevant powers under, and abide by, the Articles;

(j)

disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

(k)

immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Chair of the Audit Committee or Senior Independent Director.;

(l)	exercise your powers as a director in accordance with the Company’s policies and procedures and the Bribery Act 2010; and

(m)	not do anything that would cause you to be disqualified from acting as a director.

2.8	Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

2.9	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your duties.

2.10

If you are required to register yourself or your personal service company with HM Revenue and Customs as a “Trust or Company Service Provider” under the Money Laundering Regulations 2007, you will be responsible for effecting such registration and for compliance with other requirements of the Money Laundering Regulations 2007 and applicable legislation.

3.	CONFIDENTIALITY

3.1

You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Chief Executive. This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

3.2	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

3.3

Nothing in this paragraph 3 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and you have complied with the Company’s policy from time to time in force regarding such disclosures.

4.	TIME COMMITMENT

4.1

You will be expected to devote such time as is necessary for the proper performance of your duties. Overall we anticipate that you will spend a minimum of two days a month on work for the Company. This will include attendance at six annual Board meetings, the AGM, one annual Board away day a year, meetings with the non-executive directors, meetings with shareholders, meetings forming part of the Board evaluation process and updating. In addition, you will be required to consider all relevant papers before each meeting. You will be provided with a schedule of the first six annual board meetings at the date of completion of the Company’s initial financing round and for subsequent board meetings at least six months in advance of each board meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined in this paragraph.

4.2

The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

4.3

The overall time commitment stated in paragraph 4.1 will increase if you become a committee member or chair, or if you are given additional responsibilities, such as being appointed as chairman and non-executive director on the boards of any of the Company’s subsidiaries. Details of the expected increase in time commitment will be covered in any relevant communication confirming the additional responsibility.

4.4

By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively. You should obtain the agreement of the Chief Executive (who may determine that Board approval is required) before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive chairman of the Company.

5.	APPOINTMENT

5.1

Subject to the remaining provisions of this letter, your appointment shall be for an initial term of three years commencing on the date of completion of the Company’s initial financing until the conclusion of the Company’s annual general meeting (AGM) occurring approximately three years from that date unless terminated earlier by either party giving to the other three months’ prior written notice.

5.2

Your appointment is subject to the Company’s articles of association, as amended from time to time (Articles). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company.

5.3

Continuation of your appointment is contingent on your continued satisfactory performance and any relevant statutory provisions relating to removal of a director. If the shareholders do not re-elect you as a director, or you are retired from office under the Articles, your appointment shall terminate automatically, with immediate effect and without compensation.

5.4

Any term renewal is subject to Board review and AGM re-election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board, either annually or after any three-year period.

5.5

You may be required to serve on one or more Board committees. You will be provided with the relevant terms of reference on your appointment to such a committee. You may be required to serve as a non-executive director on the board of any of the Company’s subsidiaries and will be provided with the relevant terms of reference on your appointment to such board(s).

5.6	Notwithstanding paragraph 5.1 to paragraph 5.5, the Company may terminate your appointment with immediate effect if you have:

(a)	committed a material breach of your obligations under this letter;

(b)	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary or common-law duties);

(c)

been guilty of any fraud or dishonesty or acted in any manner which, in the Company’s opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests;

(d)	been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;

(e)	been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984;

(f)	been disqualified from acting as a director; or

(g)	not complied with the Company’s anti-corruption and bribery policy and procedures.

5.7	On termination of your appointment, you shall, at the Company’s request, resign from your office as chairman of the Company and any offices you hold in any of the Company’s group companies.

5.8

If matters arise which cause you concern about your role, you should discuss these matters with the Chief Executive. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the Chief Executive for circulation to the Board.

6.	INDEPENDENT PROFESSIONAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a chairman and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. A copy of the Board’s agreed procedure under which directors may obtain such independent advice is available from the Company’s General Counsel. The Company shall reimburse the reasonable cost of expenditure incurred by you in accordance with its policy.

7.	OUTSIDE INTERESTS

7.1

You have already disclosed to the Board the significant commitments you have outside your role in the Company. You must inform the Chief Executive or the Nominating and Governance Committee in advance of any changes to these commitments. In certain circumstances, you may have to seek the Board’s agreement before accepting further commitments which either might give rise to a conflict of interest or a conflict with any of your duties to the Company, or which might impact on the time that you are able to devote to your role at the Company.

7.2

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Chief Executive as soon as you become aware of them and again you may have to seek the agreement of the Board.

8.	INSIDE INFORMATION AND DEALING IN THE COMPANY’S SHARES

8.1

Your attention is drawn to the requirements under both law and regulation as to the disclosure of inside information, in particular to the Disclosure and Transparency Rules of the UK Listing Authority and section 52 of the Criminal Justice Act 1993 on insider dealing. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the Chief Executive or General Counsel.

8.2

During your period of appointment you are required to comply with the Model Code (as annexed to the Listing Rules of the UK Listing Authority) or AIM Rules for Companies in relation to dealing in the Company’s publicly traded or quoted securities, and any other code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company’s securities. A copy of the current share dealing code adopted by the Company will be provided to you separately.

9.	REVIEW PROCESS

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chief Executive or the the Nominating and Governance Committee as soon as you can.

10.	INSURANCE AND INDEMNITY

10.1

The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment at a level customary for companies in the pharmaceutical industry of a similar size and stage of development. A copy of the policy document is available from the Company’s General Counsel.

10.2	The Company shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 234 of the Companies Act 2006.

11.	CHANGES TO PERSONAL DETAILS

You shall advise the General Counsel promptly of any change in your address or other personal contact details.

12.	RETURN OF PROPERTY

On termination of your appointment with the Company however arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any company in the Company’s group which may be in your possession or under your control, and which relate in any way to the Company’s or a group company’s business affairs and you shall not retain any copies thereof.

13.	MORAL RIGHTS

You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

14.	DATA PROTECTION

14.1

By signing this letter you consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness to perform your duties; or

(b)	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

14.2

You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company or any company in the Company’s group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

14.3

You also consent to the transfer of such information to the Company’s or any group company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

14.4	You shall comply with the Company’s data protection policy, a copy of which is available from the Company’s General Counsel.

14.5	The Company may change its data protection policy at any time and will notify you in writing of any changes.

15.	THIRD PARTY RIGHTS

No one other than you and the Company shall have any rights to enforce the terms of this letter.

16.	ENTIRE AGREEMENT

16.1

This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

16.2

You agree that you shall have no remedies in respect of any representation, , assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

17.	VARIATION

No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

18.	GOVERNING LAW AND JURISDICTION

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter to Denise Pollard-Knight, Chief Executive, Mereo BioPharma Group Limited.

Yours sincerely

/s/ Denise Pollard-Knight

For and on behalf of Mereo BioPharma Group Limited

I agree to the above terms of my appointment as the non-executive chairman of Mereo BioPharma Group Limited as set out in this letter.

Signed on 29th July 2015 by Dr Peter Fellner

/s/ Peter Fellner

NON-EXECUTIVE CHAIRMAN’S SIGNATURE